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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                              Return Assured, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  common stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   761305101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Edward R. Curtin, Esq.
        PlasmaNet, Inc. Suite 2435 New York, New York 10170 (212)931-6760
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                        July 24, 2001
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing of this Statement)



CUSIP No. 761305101

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

          PlasmaNet, Inc.  IRS ID No. 13-4037944


     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
          (b)

     3.   SEC Use Only


     4.   Source of Funds (See Instructions) .OO (Internet Web Site Promotion.)



     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

     6.   Citizenship or Place of Organization  State of
          Delaware Corporation

Number of       7.   Sole Voting Power          840,000
Shares
Beneficially    8.   Shared Voting Power        none
Owned by
Each            9.   Sole Dispositive Power     840,000
Reporting
Person With    10.   Shared Dispositive Power   none


     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          840,000

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     13.  Percent of Class Represented by Amount in Row (11)     9.21%

     14.  Type of Reporting Person (See Instructions)            CO

        SEE ATTACHED SCHEDULE 5(c) - STOCK TRANSACTIONS FOR PAST 60 DAYS


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date
                  July 24,  2001

Signature
          /s/Edward R. Curtin, Senior V.P., & General Counsel on behalf of
             PlasmaNet, Inc.

Name/Title   Edward R. Curtin, Senior V.P., & General Counsel of PlasmaNet,
Inc., on behalf of PlasmaNet, Inc.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                                                     SCHEDULE 5C

RETURN ASSURED INC. (RTRN) TRANSACTIONS BY PLASMANET, INC.
PERIOD FROM 5-24-2001 TO 7-23-2001

     Date          Action          Qty         Symbol              Desc              Price            Amount           Comm
     ----          ------          ---         ------              ----              -----            ------           ----
    5/29/01         Sell          12,000        RTRN        Return Assured Inc        0.90           10,425.24        374.40
    5/29/01         Sell           1,000        RTRN        Return Assured Inc        0.89              859.93         30.04
    5/29/01         Sell          19,000        RTRN        Return Assured Inc        0.89           16,338.67        570.76
    5/29/01         Sell           1,000        RTRN        Return Assured Inc        0.89              859.93         30.04
    5/29/01         Sell          19,000        RTRN        Return Assured Inc        0.89           16,338.67        570.76
    5/29/01         Sell           1,000        RTRN        Return Assured Inc        0.90              868.77         31.20
    6/28/01         Sell             500        RTRN        Return Assured Inc        0.15               71.29          3.70
    6/28/01         Sell             500        RTRN        Return Assured Inc        0.15               71.29          3.70
    6/28/01         Sell             500        RTRN        Return Assured Inc        0.15               71.29          3.70
    6/28/01         Sell             500        RTRN        Return Assured Inc        0.15               71.29          3.70
    6/28/01         Sell           1,000        RTRN        Return Assured Inc        0.15              142.59          7.40
    6/28/01         Sell           4,000        RTRN        Return Assured Inc        0.15              570.38         29.60
    6/28/01         Sell           5,000        RTRN        Return Assured Inc        0.15              712.97         37.00
    6/28/01         Sell             100        RTRN        Return Assured Inc        0.16               14.94          1.05
    6/28/01         Sell             400        RTRN        Return Assured Inc        0.16               59.79          4.20
    6/28/01         Sell           4,500        RTRN        Return Assured Inc        0.16              672.72         47.25
    6/28/01         Sell           5,000        RTRN        Return Assured Inc        0.17              797.47         52.50
     7/2/01         Sell           1,300        RTRN        Return Assured Inc        0.13              161.49          7.50
     7/2/01         Sell           5,600        RTRN        Return Assured Inc        0.14              751.92         32.05
     7/2/01         Sell           5,800        RTRN        Return Assured Inc        0.13              720.71         33.26
     7/2/01         Sell             500        RTRN        Return Assured Inc        0.13               62.11          2.88
     7/2/01         Sell          12,000        RTRN        Return Assured Inc        0.14            1,611.26         68.68
     7/2/01         Sell             500        RTRN        Return Assured Inc        0.13               62.11          2.88
     7/2/01         Sell          13,000        RTRN        Return Assured Inc        0.13            1,615.37         74.57
     7/2/01         Sell           1,000        RTRN        Return Assured Inc        0.13              124.25          5.74
     7/2/01         Sell             500        RTRN        Return Assured Inc        0.13               62.18          2.81
     7/2/01         Sell             800        RTRN        Return Assured Inc        0.14              104.99          7.00
     7/2/01         Sell           5,000        RTRN        Return Assured Inc        0.14              656.20         43.77
     7/2/01         Sell           4,500        RTRN        Return Assured Inc        0.13              559.70         25.28
     7/2/01         Sell          10,100        RTRN        Return Assured Inc        0.13            1,254.69         58.26
     7/2/01         Sell           8,300        RTRN        Return Assured Inc        0.13            1,032.33         46.63
     7/2/01         Sell             500        RTRN        Return Assured Inc        0.14               67.13          2.86
     7/2/01         Sell             500        RTRN        Return Assured Inc        0.14               65.61          4.38
     7/2/01         Sell           8,100        RTRN        Return Assured Inc        0.13            1,007.46         45.50
     7/2/01         Sell           1,000        RTRN        Return Assured Inc        0.14              131.24          8.75
     7/2/01         Sell           7,000        RTRN        Return Assured Inc        0.13              869.58         40.38
     7/2/01         Sell           7,000        RTRN        Return Assured Inc        0.14              939.90         40.06
     7/3/01         Sell          10,000        RTRN        Return Assured Inc        0.13            1,233.98         65.97
     7/3/01         Sell           1,000        RTRN        Return Assured Inc        0.13              123.72          6.27
     7/3/01         Sell           1,000        RTRN        Return Assured Inc        0.13              123.39          6.60
     7/3/01         Sell             800        RTRN        Return Assured Inc        0.13               98.71          5.28
     7/3/01         Sell           2,000        RTRN        Return Assured Inc        0.14              257.50         12.49
     7/3/01         Sell             700        RTRN        Return Assured Inc        0.13               85.94          5.05
     7/3/01         Sell           8,500        RTRN        Return Assured Inc        0.13            1,043.60         61.36
     7/3/01         Sell           1,000        RTRN        Return Assured Inc        0.13              122.77          7.22
     7/3/01         Sell          10,000        RTRN        Return Assured Inc        0.14            1,287.49         62.46
     7/3/01         Sell          13,800        RTRN        Return Assured Inc        0.13            1,707.44         86.50
     7/3/01         Sell           5,300        RTRN        Return Assured Inc        0.14              676.67         38.80
     7/3/01         Sell           2,400        RTRN        Return Assured Inc        0.14              308.99         14.99
     7/3/01         Sell           4,100        RTRN        Return Assured Inc        0.14              523.47         30.01
     7/3/01         Sell           1,000        RTRN        Return Assured Inc        0.14              127.67          7.32
     7/3/01         Sell           1,800        RTRN        Return Assured Inc        0.14              231.75         11.24
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.16               15.26          0.73
     7/5/01         Sell          12,100        RTRN        Return Assured Inc        0.16            1,858.88         77.05
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.16              764.78         35.19
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.15               14.36          0.63
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.16              763.69         36.28
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.13              123.16          6.83
     7/5/01         Sell           9,500        RTRN        Return Assured Inc        0.15            1,368.45         56.50
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.13              614.14         35.83
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              153.28          6.71
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.14               13.34          0.65
     7/5/01         Sell           9,100        RTRN        Return Assured Inc        0.14            1,205.07         68.88
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.14              132.42          7.57
     7/5/01         Sell           4,500        RTRN        Return Assured Inc        0.16              691.31         28.66
     7/5/01         Sell           4,700        RTRN        Return Assured Inc        0.13              578.89         32.08

     7/5/01         Sell          17,200        RTRN        Return Assured Inc        0.15            2,467.86        112.05
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              152.96          7.03
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              153.23          6.76
     7/5/01         Sell          14,100        RTRN        Return Assured Inc        0.13            1,745.14         87.89
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              152.73          7.26
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.15              718.24         31.73
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.13               12.28          0.71
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              152.73          7.26
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.15              143.48          6.51
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.14               13.27          0.72
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.14               13.27          0.72
     7/5/01         Sell             500        RTRN        Return Assured Inc        0.16               76.36          3.63
     7/5/01         Sell           9,300        RTRN        Return Assured Inc        0.14            1,232.12         69.83
     7/5/01         Sell          17,100        RTRN        Return Assured Inc        0.16            2,621.13        114.77
     7/5/01         Sell             500        RTRN        Return Assured Inc        0.16               76.63          3.36
     7/5/01         Sell             600        RTRN        Return Assured Inc        0.16               92.17          3.82
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.15              143.14          6.85
     7/5/01         Sell          16,700        RTRN        Return Assured Inc        0.15            2,405.59         99.32
     7/5/01         Sell           1,800        RTRN        Return Assured Inc        0.15              258.57         11.42
     7/5/01         Sell           5,800        RTRN        Return Assured Inc        0.16              891.03         36.93
     7/5/01         Sell          17,400        RTRN        Return Assured Inc        0.14            2,328.46        107.45
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.14              133.81          6.18
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.13               12.27          0.72
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              153.62          6.37
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.16              764.80         35.17
     7/5/01         Sell          13,500        RTRN        Return Assured Inc        0.15            1,931.08         93.85
     7/5/01         Sell           2,600        RTRN        Return Assured Inc        0.16              397.12         18.86
     7/5/01         Sell           2,600        RTRN        Return Assured Inc        0.14              346.85         17.13
     7/5/01         Sell             900        RTRN        Return Assured Inc        0.16              137.46          6.53
     7/5/01         Sell          18,000        RTRN        Return Assured Inc        0.16            2,758.18        121.72
     7/5/01         Sell          11,000        RTRN        Return Assured Inc        0.14            1,467.47         72.47
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.15              144.05          5.94
     7/5/01         Sell           3,500        RTRN        Return Assured Inc        0.16              534.58         25.40
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.14              132.48          7.51
     7/5/01         Sell           5,100        RTRN        Return Assured Inc        0.15              732.61         32.36
     7/5/01         Sell           1,200        RTRN        Return Assured Inc        0.15              172.38          7.61
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.15              718.25         31.72
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.13              615.84         34.13
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              152.96          7.03
     7/5/01         Sell          14,200        RTRN        Return Assured Inc        0.15            2,032.61         97.31
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.13              123.76          6.23
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              153.62          6.37
     7/5/01         Sell           5,000        RTRN        Return Assured Inc        0.13              614.14         35.83
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.15              143.04          6.95
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.16              153.28          6.71
     7/5/01         Sell           1,000        RTRN        Return Assured Inc        0.13              123.16          6.83
     7/5/01         Sell           2,000        RTRN        Return Assured Inc        0.15              287.30         12.69
     7/5/01         Sell           4,200        RTRN        Return Assured Inc        0.16              642.43         29.54
     7/5/01         Sell             100        RTRN        Return Assured Inc        0.16               15.29          0.70